Exhibit 10.3

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED 2020 EQUITY INCENTIVE PLAN

In accordance with Section 10.4 of Bicycle Therapeutics, plc (the “Company”) Amended and Restated 2020 Equity Incentive Plan (the “Plan”), the Plan is hereby amended as follows, subject to approval of the Company’s shareholders:

1.	Section 4.1 of the Plan is hereby deleted and replaced as follows:

Subject to adjustment under Section 8 and the terms of this Section 4, Awards may be made under the Plan (taking account of Awards granted under the Non-Employee Sub-Plan) in an aggregate amount up to 13,217,290 Shares (the “Share Reserve”), which is the sum of: (i) 1,300,000 new Shares; (ii) 202,018 Shares, being a number of Shares equal to the Plan’s previously available Share Reserve as of March 31, 2025; (iii) 9,426,269 Shares, being the number of Shares granted under the Plan and which were subsisting as of March 31, 2025 that may be granted under the Plan pursuant to Section 4.2(a); (iv) 1,773,816 Shares, being the number of Shares granted under the Prior Plan and which were subsisting as of March 31, 2025 that may be granted under the Plan pursuant to Section 4.2(b); and (v) 515,187 Shares, being the number of Shares granted under the Pre-IPO Option Contracts and which were subsisting as of March 31, 2025 that may be granted under the Plan pursuant to Section 4.2(b). In addition, the Share Reserve will automatically increase on January 1st of each year following the year in which the Company’s shareholders approve the Plan and ending on (and including) January 1, 2032, in an amount equal to 5% of the total number of issued shares in the capital of the Company outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of Shares than would otherwise occur pursuant to the preceding sentence.

This Amendment to the Plan (this “Amendment”) constitutes an integral part of the Plan. For all purposes of this Amendment, capitalized terms used herein without definition shall have the meanings specified in the Plan, as the Plan shall be in effect on the date hereof after giving effect to the Amendment.

Except as set forth herein, all of the terms and conditions of the Plan, as in effect prior to the effectiveness of this Amendment, shall continue to remain in full force and effect as originally stated therein.

Adopted by Board of Directors: April 4, 2025